UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2021

SPRAGUE RESOURCES LP
(Exact name of registrant as specified in its charter)

Delaware	001-36137	45-2637964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
185 International Drive
Portsmouth, NH 03801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (800) 225-1560
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	SRLP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director Resignation

On September 1, 2021, Heiko Voelker notified Sprague Resources GP, LLC, the general partner (“General Partner”) of Sprague Resources LP (the “Partnership”), of his decision to resign from the board of directors of the General Partner effective as of September 1, 2021. Mr. Voelker’s resignation is not the result of any disagreement with management or the board of directors related to the Partnership’s operations, policies or practices.

Mr. Voelker has been a member of the board of the General Partner since May 2021.

(c) Director Appointment

On September 1, 2021, the board of directors of the General Partner appointed Jason T. Lemme to serve as a director on the board, effective as of September 1, 2021. The appointment of Mr. Lemme as a director was approved by the sole member of the General Partner, Sprague HP Holdings, LLC, which is owned by Hartree Partners, LP.
Mr. Lemme, age 45, is currently serving, and has served since May 2017, as the head of US Natural Gas Trading at Hartree Partners LP (“Hartree”). Mr. Lemme is a Partner of Hartree, an affiliate of the owner of our General Partner, and sits on Hartree’s Executive Committee. Prior to May 2017, Mr. Lemme led Hartree’s origination efforts in North America. Mr. Lemme has been with Hartree since 2002, and has held various positions in origination, investment and trading. Additionally, Mr. Lemme has served as a director of the New York Energy Forum since December 2019 and as a director of the Winston School of Short Hills since May 2020. Mr. Lemme graduated with a B.A. Economics from Rutgers University and earned a M.Sc. Global Market Economics from the London School of Economics.
Mr. Lemme is an employee of Hartree or its affiliates. During the three months ended June 30, 2021, the Partnership recorded tank use and storage fee revenue of $0.2 million from lease agreements entered into with Hartree, a related party. In addition, the Partnership made net inventory purchases from Hartree and affiliates totaling $29.8 million for the three months ended June 30, 2021. As of June 30, 2021, the Partnership had a receivable of $0.5 million from Hartree related to certain fees paid on their behalf. There are no other relationships between Mr. Lemme and the Partnership that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
Also on September 1, 2021, the General Partner and the Partnership entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Lemme. Under the terms of the Indemnification Agreement, the Partnership agrees to indemnify and hold Mr. Lemme (the “Indemnitee”) harmless from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of his status as the Indemnitee (as defined in the Partnership Agreement) and acting (or omitting to act) in such capacity. The Partnership has also agreed to advance the expenses of the Indemnitee relating to the foregoing. To the extent that a change in applicable law permits greater indemnification by agreement than would be afforded currently under the Partnership’s or the General Partner’s governing documents, applicable law or the Indemnification Agreement, the Indemnitee shall enjoy the greater benefits so afforded by such change.
The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indemnification Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT    DESCRIPTION
10.1        Indemnification Agreement, dated September 1, 2021
104        Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRAGUE RESOURCES LP

By:	Sprague Resources GP LLC, its General Partner

By:	/s/ Paul A. Scoff
Paul A. Scoff
Vice President, General Counsel, Chief Compliance Officer & Secretary

Dated: September 1, 2021